Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

HEALTHIER CHOICES MANAGEMENT CORP.

and

HEALTHY CHOICE WELLNESS CORP.

Dated as of December 11, 2023

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITION OF TERMS		1
ARTICLE II ALLOCATION OF TAX LIABILITIES		11
SECTION 2.01	General Rule.	11
SECTION 2.02	Allocation of United States Federal Income Tax and Federal Other Tax.	12
SECTION 2.03	Allocation of State Income, State Other Taxes and Other Federal/State Separate Entity Taxes.	12
SECTION 2.04	Allocation of Foreign Taxes.	13
SECTION 2.05	Certain Transaction and Other Taxes.	13
ARTICLE III PRORATION OF TAXES FOR STRADDLE PERIODS AND CERTAIN OTHER PERIODS		14
ARTICLE IV PREPARATION AND FILING OF TAX RETURNS		15
SECTION 4.01	General.	15
SECTION 4.02	Parent’s Responsibility.	15
SECTION 4.03	SpinCo’s Responsibility.	16
SECTION 4.04	Tax Accounting Practices.	16
SECTION 4.05	Combined Tax Returns.	17
SECTION 4.06	Right to Review Tax Returns.	17
ARTICLE V TAX PAYMENTS		18
SECTION 5.01	Payment of Taxes with Respect to Parent Federal Corporation Income Tax Returns, Parent State Combined Income Tax Returns and Parent Foreign Income Tax Returns.	18
SECTION 5.02	Payment of Taxes with Respect to Joint Returns (Other Than a Parent Federal Corporation Income Tax Return, Parent State Combined Income Tax Return or Parent Foreign Income Tax Return) and Certain Returns of Other Taxes.	18
SECTION 5.03	Indemnification Payments.	18
ARTICLE VI Tax Benefits		19
SECTION 6.01	Tax Benefits.	19
SECTION 6.02	Parent and SpinCo Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.	19
ARTICLE VII Tax-Free Status		19
SECTION 7.01	Representations.	19
SECTION 7.02	Restrictions on SpinCo.	20
SECTION 7.03	Restrictions on Parent.	21
SECTION 7.04	Procedures Regarding Opinions and Post-Distribution Rulings.	21
SECTION 7.05	Liability for Tax-Related Losses.	22

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TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of December 11, 2023, is made by and between HEALTHIER CHOICES MANAGEMENT CORP., a Delaware corporation (“Parent”), and HEALTHY CHOICE WELLNESS CORP., a Delaware corporation (“SpinCo”, and together with HCMC each a “Party” and, collectively, the “Parties”).

R E C I T A L S

WHEREAS, Parent and SpinCo have entered into a Separation and Distribution Agreement, dated the date hereof (the “Separation and Distribution Agreement”), providing for the separation of the Parent Group from the SpinCo Group;

WHEREAS, pursuant to the terms of the Separation and Distribution Agreement, Parent will, among other things, (i) transfer the SpinCo Assets to SpinCo and its Subsidiaries, in actual or constructive exchange for (a) the issuance by SpinCo to Parent of SpinCo Common Stock, and (b) the assumption by SpinCo and its Subsidiaries of the SpinCo Liabilities, and (ii) effect the Distribution;

WHEREAS, for U.S. Federal Income Tax purposes, it is intended that the Contribution and Distribution shall qualify as transactions that are generally tax free pursuant to Sections 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, as of the date hereof, Parent is the common parent of an affiliated group of corporations, including SpinCo;

WHEREAS, as a result of the Distribution, SpinCo and its Subsidiaries will cease to be members of the affiliated group of Parent (the “Deconsolidation”); and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

ARTICLE I

Definition of Terms

For purposes of this agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Accounting Cutoff Date” shall mean, with respect to SpinCo, any date as of the end of which there is a closing of the financial accounting records for such entity.

“Adjustment Request” shall mean any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, Refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for Refund or credit of Taxes previously paid.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. The parties agree that from and after the Effective Time, none of the members of the SpinCo Group are or will be deemed to be Affiliates of any member of the Parent Group and none of the members of the Parent Group are or will be deemed to be Affiliates of any member of the SpinCo Group.

“Agreement” shall mean this Tax Matters Agreement.

“Ancillary Agreements” shall have the meaning set forth in the Separation and Distribution Agreement.

“CFO Certificate” shall have the meaning set forth in Section 7.02(d) of this Agreement.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Contribution” shall mean the transfer of SpinCo Assets by Parent to SpinCo and its Subsidiaries pursuant to the Separation and Distribution Agreement in actual or constructive exchange for (i) the issuance by SpinCo to Parent of shares of SpinCo Common Stock, and (ii) the assumption by SpinCo and its Subsidiaries of the SpinCo Liabilities.

“Current Property Taxes” shall have the meaning set forth in Section 3(c) of this Agreement.

“Deconsolidation” shall have the meaning set forth in the recitals to this Agreement.

“Distribution” shall mean the distribution by Parent of all the common stock of SpinCo to Record Holders as more fully described in the Separation and Distribution Agreement.

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Distribution-Related Tax Contest” shall mean any Tax Contest in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to (i) adversely affect the Tax-Free Status of the Contribution and Distribution or (ii) jeopardize or prevent a Separation Transaction having the tax treatment described in the Tax Opinions.

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“Due Date” means with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law.

“Effective Time” shall mean 11:59 p.m., Miami, Florida time, on the Distribution Date.

“Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Income Tax Return” shall mean any Tax Return of (i) any member of the SpinCo Group (including any consolidated, combined or unitary return and/or information return), or (ii) any member of the Parent Group (including any consolidated, combined or unitary return and/or information return), in each case, with respect to Federal Income Taxes.

“Federal Other Tax” shall mean any Tax imposed by the federal government of the United States of America other than any Federal Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, but not including any federal payroll Tax.

“Federal Tax” shall mean any Federal Income Tax or Federal Other Tax.

“Federal Tax Return” shall mean any Tax Return of (i) any member of the SpinCo Group (including any consolidated, combined or unitary return), or (ii) any member of the Parent Group (including any information return), in each case, with respect to Federal Taxes.

“Fifty Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Filing Date” shall have the meaning set forth in Section 7.05(d) of this Agreement.

“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a Refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Foreign Income Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

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“Foreign Other Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Tax” shall mean any Foreign Income Taxes or Foreign Other Taxes.

“Foreign Tax Return” shall mean any Tax Return of (i) any member of the SpinCo Group (including any consolidated, combined or unitary return), or (ii) any member of the Parent Group (including any consolidated, combined or unitary return), in each case, with respect to Foreign Taxes.

“Governmental Authority” shall have the meaning set forth in the Separation and Distribution Agreement.

“Group” shall mean the Parent Group or the SpinCo Group, or both, as the context requires.

“Income Tax” shall mean any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Indemnitee” shall have the meaning set forth in Section 13.03 of this Agreement.

“Indemnitor” shall have the meaning set forth in Section 13.03 of this Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Return” shall mean any Tax Return of a member of the Parent Group or the SpinCo Group that is not a Separate Return.

“Notified Action” shall have the meaning set forth in Section 7.04(a) of this Agreement.

“Other Federal/State Separate Entity Taxes” shall mean all federal payroll taxes and any tangible property tax, state payroll tax and sales tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or by any city or municipality located therein, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Other Tax” shall mean any Federal Other Tax, State Other Tax, or Foreign Other Tax.

“Parent” shall have the meaning set forth in the first sentence of this Agreement.

“Parent Adjustment” shall mean any proposed adjustment by a Tax Authority or claim for Refund asserted in a Tax Contest to the extent Parent would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

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“Parent Affiliated Group” shall have the meaning set forth in the definition of “Parent Federal Corporation Income Tax Return.”

“Parent Business” shall have the meaning of the HCMC Business as set forth in the Separation and Distribution Agreement.

“Parent Business Asset” shall mean an asset used in, or owned by, the Parent Business.

“Parent Federal Corporation Income Tax Return” shall mean any Federal Income Tax Return for the affiliated group of Parent (the “Parent Affiliated Group”) relating to the Pre-Deconsolidation Period.

“Parent Foreign Income Tax Return” shall mean a Foreign Income Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the SpinCo Group.

“Parent Group” shall mean Parent and each Person that is an Affiliate of Parent (other than SpinCo and any other member of the SpinCo Group).

“Parent Separate Return” shall mean any Separate Return of Parent or any member of the Parent Group.

“Parent State Combined Income Tax Return” shall mean a consolidated, combined, unitary, Corporation or other similar State Income Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the SpinCo Group, including Corporation information returns.

“Party” or “Parties” shall mean any party to this Agreement as the context requires.

“Past Practices” shall have the meaning set forth in Section 4.02(a) of this Agreement.

“Payment Date” shall mean (i) with respect to any Parent Federal Corporation Income Tax Return, the Due Date for any required installment of estimated taxes determined under Section 6655 of the Code, the Due Date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” shall have the meaning set forth in Section 5.03(a) of this Agreement.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a Governmental Authority.

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“Post-Deconsolidation Period” shall mean any Tax Period beginning after the Effective Time, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Effective Time.

“Pre-Deconsolidation Period” shall mean any Tax Period ending on or before the Effective Time, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Effective Time.

“Prime Rate” shall mean the prime rate of interest as listed in the Wall Street Journal as such for the relevant period.

“Privilege” shall mean any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of SpinCo Capital Stock, a number of shares of SpinCo Capital Stock that would, when combined with any other changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by SpinCo of a shareholder rights plan or (B) issuances by SpinCo that satisfy “Safe Harbor VIII” (relating to acquisitions in connection with a person’s performance of services) or “Safe Harbor IX” (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.

“Recipient” shall mean, with respect to the transfers occurring pursuant to the Transactions, the Party receiving assets and/or liabilities.

“Refund” shall mean any refund of Taxes, including any refund or reduction in Tax Liabilities by means of a credit or offset.

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“Representation Letters” shall mean the statements of facts and representations, officer’s certificates, representation letters and any other materials delivered by, or on behalf of, Parent, SpinCo or others to a Tax Advisor in connection with the issuance by such Tax Advisor of the Tax Opinion.

“Required Party” shall have the meaning set forth in Section 5.03(a) of this Agreement.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Restriction Period” shall mean the period beginning on the date hereof and ending on the day after the two-year anniversary of the Distribution Date.

“Retention Date” shall have the meaning set forth in Section 9.01 of this Agreement.

“Section 7.02(c) Acquisition Transaction” shall mean any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Separate Return” shall mean (a) in the case of any Tax Return of any member of the SpinCo Group, any such Tax Return that does not include any member of the Parent Group and (b) in the case of any Tax Return of any member of the Parent Group, any such Tax Return that does not include any member of the SpinCo Group.

“Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Separation Transactions” shall mean the Contribution, the Distribution and the other transactions contemplated by the Separation and Distribution Agreement.

“SpinCo” shall have the meaning set forth in the first sentence of this Agreement, and references herein to SpinCo shall include any entity treated as a successor to SpinCo.

“SpinCo Active Trade or Business” shall mean the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) of the Wellness-Based Business by SpinCo’s “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code).

“SpinCo Assets” shall have the meaning ascribed to them in the Separation and Distribution Agreement.

“SpinCo Capital Stock” shall mean all classes or series of capital stock of SpinCo, including (i) the SpinCo Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in SpinCo for U.S. Federal Income Tax purposes.

“SpinCo Common Stock” shall have the meaning set forth in the Separation and Distribution Agreement.

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“SpinCo Federal Corporation Income Tax Return” shall mean any Federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code) of which SpinCo is the common parent.

“SpinCo Group” means (a) SpinCo, (b) each Person that will be a Subsidiary of SpinCo immediately prior to the Distribution, including the entities set forth on Schedule 1(b) under the caption “Subsidiaries”, and (c) each Person that becomes a Subsidiary of SpinCo after the Distribution, including in each case any Person that is merged or consolidated with and into SpinCo or any Subsidiary of SpinCo “SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be an Affiliate of SpinCo as of immediately after the Effective Time, even if, prior to the Effective Time, such Person is not an Affiliate of SpinCo; and (b) on and after the Effective Time, SpinCo and each Person that is an Affiliate of SpinCo.1

“SpinCo Separate Return” shall mean any Separate Return of SpinCo or any member of the SpinCo Group.

“State Income Tax” shall mean any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or any city or municipality located therein, which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Income Tax Return” shall mean any Tax Return with respect to State Income Taxes.

“State Other Tax” shall mean any franchise tax or corporate business tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or by any city or municipality located therein, other than any State Income Taxes, tangible property tax, payroll tax or sales tax and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Straddle Period” shall mean any Tax Period that begins on or before and ends after the Effective Time.

“Subsidiary” shall have the meaning set forth in the Separation and Distribution Agreement.

“Tax” or “Taxes” shall mean any income, gross income, gross receipts, profits, capital stock, franchise, withholding, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

1Seems as if definition is repeated.

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“Tax Advisor” shall mean Cozen O’Connor PC or other nationally recognized law firm, or a nationally recognized accounting firm.

“Tax Advisor Dispute” shall have the meaning set forth in Article XIV of this Agreement.

“Tax Attribute” or “Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” shall mean any loss, deduction, Refund, credit, or other item reducing Taxes otherwise payable.

“Tax Contest” shall mean an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for Refund).

“Tax-Free Status” shall mean the qualification of the Contribution and Distribution, taken together, (a) as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2) and 361(c)(2) of the Code, and (c) as a transaction in which Parent, SpinCo and the members of their respective Groups recognize no income or gain for U.S. Federal Income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code.

“Tax Item” shall mean, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” shall mean the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinion” shall mean each opinion of a Tax Advisor delivered to Parent in connection with and regarding the Federal Income Tax treatment of the Contribution and the Distribution, or otherwise with respect to the Separation Transactions.

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall mean any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

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“Tax-Related Losses” shall mean (i) all federal, state, local and foreign Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all reasonable accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all reasonable costs and expenses and any damages associated with stockholder litigation or controversies and any amount required to be paid by Parent (or any Parent Affiliate) or SpinCo (or any SpinCo Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from (x) the failure of the Contribution and the Distribution to have Tax-Free Status or (y) the failure of any Separation Transaction to have the tax treatment described in the Tax Opinion; provided, that amounts shall be treated as having been required to be paid for purposes of clause (iii) of this definition to the extent they are paid in a good faith compromise of an asserted claim.

“Tax Return” or “Return” shall mean any report of Taxes due, any claim for Refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transactions” shall mean the Contribution, the Distribution, and the other transactions contemplated by the Separation and Distribution Agreement.

“Transferee Party” shall mean (i) SpinCo or the applicable member(s) of the SpinCo Group to which SpinCo Assets are contributed, assigned, transferred, conveyed or delivered by Parent or applicable members of the Parent Group, pursuant to the Plan of Reorganization set forth in Section 2.01(a) of the Separation and Distribution Agreement, and (ii) Parent or the applicable member(s) of the Parent Group to which Parent Business Assets are contributed, assigned, transferred, conveyed or delivered by SpinCo or applicable members of the SpinCo Group, pursuant to such Plan of Reorganization; in each case, as applicable.

“Transferor” shall mean, with respect to the transfers occurring pursuant to the Transactions, the Party transferring assets and/or liabilities.

“Transferred Assets” shall mean (i) the SpinCo Assets that are contributed, assigned, transferred, conveyed or delivered to SpinCo, or the applicable member(s) of the SpinCo Group, by Parent or applicable members of the Parent Group, pursuant to the Plan of Reorganization set forth in Section 2.01(a) of the Separation and Distribution Agreement, and (ii) the Parent Business Assets that are contributed, assigned, transferred, conveyed or delivered to Parent, or member(s) of the Parent Group designated by Parent, by SpinCo or the applicable members of the SpinCo Group, pursuant to such Plan of Reorganization; in each case, as applicable. “Transferred Asset” shall be accordingly construed to mean each of the Transferred Assets, individually. For the avoidance of doubt, any real estate assets, properties or assets held by any Subsidiary that was transferred shall be considered as a Transferred Asset.

“Transferring Party” shall mean (i) the Parent or applicable member(s) of the Parent Group that contribute, assign, transfer, convey or deliver one or more SpinCo Assets to SpinCo or applicable members of the SpinCo Group, pursuant to the Plan of Reorganization set forth in Section 2.01(a) of the Separation and Distribution Agreement, and (ii) SpinCo or applicable member(s) of the SpinCo Group that contribute, assign, transfer, convey or deliver one or more Parent Business Assets to Parent or the applicable member(s) of the Parent Group, pursuant to such Plan of Reorganization; in each case, as applicable.

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“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” shall mean an unqualified opinion of a Tax Advisor on which Parent may rely to the effect that a transaction (i) will not affect the Tax-Free Status of the Contribution and the Distribution, and (ii) will not adversely affect any of the conclusions set forth in the Tax Opinion; provided, that any tax opinion obtained in connection with a proposed acquisition of SpinCo Capital Stock entered into during the Restriction Period shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution. Any such opinion must assume that the Contribution and Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.

“Wellness-Based Business” shall mean the natural and organic grocery store business operating as Ada’s Market, Paradise Health, Mother Earth’s Storehouse and Green’s Natural Foods, the sale of vitamins and supplements and other core products sold online through TheVitaminStore.com, and the Healthy Choice Wellness Center operations located in Fort Lauderdale, Florida.

ARTICLE II

Allocation of Tax Liabilities

SECTION 2.01 General Rule.

(a) Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for, Taxes that are allocated to Parent, or for which Parent is responsible, under this Article II.

(b) SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, Taxes that are allocated to SpinCo, or for which SpinCo is responsible, under this Article II.

(c) Costs and Expenses. The amounts for which Parent or SpinCo, as applicable, is liable pursuant to Sections 2.01(a) and (b), respectively, or for which either Party or a member of its Group is liable pursuant to Section 2.05, shall include all accounting, legal and other professional fees, and court costs incurred in connection with the relevant Taxes.

(d) Final Determination Taxes. For the avoidance of doubt, any reference to any Taxes due with respect to, attributable to or required to be reported on any Tax Return contained in Section 2.02, Section 2.03 or Section 2.04, and any reference to any Taxes in Section 2.05, shall include, unless specifically excluded, a reference to any such Taxes imposed or payable as a result of a Final Determination.

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SECTION 2.02 Allocation of United States Federal Income Tax and Federal Other Tax.

Except as otherwise provided in Section 2.05, Federal Income Tax and Federal Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to Parent Federal Corporation Income Tax Returns. With respect to any Parent Federal Corporation Income Tax Return, Parent shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any such Income Tax Return (including any increase in such Tax as a result of a Final Determination).

(b) Allocation of Tax Relating to Federal Separate Income Tax Returns. Parent shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Parent Separate Return (and any and all Federal Income Tax of Parent or any member of the Parent Group), including any increase in such Tax as a result of a Final Determination.

(c) Allocation of Federal Other Tax. Parent shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the Parent Group.

SECTION 2.03 Allocation of State Income, State Other Taxes and Other Federal/State Separate Entity Taxes.

Except as otherwise provided in Section 2.05, State Income Tax, State Other Tax and Other Federal/State Separate Entity Tax shall be allocated as follows:

(a) Allocation of Tax Relating to Parent State Combined Income Tax Returns. Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Parent State Combined Income Tax Return (including any increase in such Tax as a result of a Final Determination).

(b) Allocation of State Other Tax. Parent shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on any member of the Parent Group.

(c) Allocation of Other Federal/State Separate Entity Tax. Each separate member of the Parent Group or the SpinCo Group, as applicable, shall be responsible for any Other Federal/State Separate Entity Tax due with respect to any Pre-Deconsolidation Period (including any increase in such Tax as a result of a Final Determination) or otherwise imposed on such member; provided, however, that any ad valorem and other property Taxes imposed with respect to a Transferred Asset for a taxable period that includes but does not end on the Effective Time in connection with the Separation Transactions shall be allocated between the Parent Group and the SpinCo Group pursuant to Section 3(c) below.

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SECTION 2.04 Allocation of Foreign Taxes.

Except as otherwise provided in Section 2.05, Parent shall be responsible for any and all Foreign Income Taxes and Foreign Other Taxes due with respect to or required to be reported on any Parent Foreign Income Tax Return or on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination).

SECTION 2.05 Certain Transaction and Other Taxes.

(a) SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for:

(i) any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the SpinCo Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions; provided, however, in the case of any applicable state, county, or other local real estate transfer Tax, grantor Tax, or documentary transfer Tax imposed on the transfer of Transferred Assets, the relevant Transferor Party shall be liable for any such Tax notwithstanding which Party may be primarily liable under the applicable Tax Law;

(ii) any Tax resulting from a breach by SpinCo of any representation or covenant in this Agreement, the Separation and Distribution Agreement, any Ancillary Agreement, any Representation Letters or any Tax Opinion; and

(iii) any Tax-Related Losses for which SpinCo is responsible pursuant to Section 7.05 of this Agreement.

(b) Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for:

(i) any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the Parent Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions; provided, however, in the case of any applicable state, county, or other local real estate transfer Tax, grantor Tax, or documentary transfer Tax imposed on the transfer of Transferred Assets, the relevant Transferor Party shall be liable for any such Tax notwithstanding which Party may be primarily liable under the applicable Tax Law;

(ii) any Tax resulting from a breach by Parent of any representation or covenant in this Agreement, the Separation and Distribution Agreement, any Ancillary Agreement, any Representation Letters or any Tax Opinion; and

(iii) any Tax-Related Losses for which Parent is responsible pursuant to Section 7.05 of this Agreement.

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ARTICLE III

Proration of Taxes for Straddle Periods and Certain Other Periods

(a) General Method of Proration. Except as provided in Section 3(c) below, in the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as reasonably interpreted and applied by Parent. If the Effective Time is not an Accounting Cutoff Date, rules similar to the provisions of Treasury Regulations Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Effective Time.

(b) Transactions Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Effective Time) be allocated to Pre-Deconsolidation Periods, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Effective Time) be allocated to Pre-Deconsolidation Periods.

(c) Ad Valorem and Other Property Taxes. Ad valorem and other property taxes imposed or assessed with respect to a Transferred Asset with respect to the taxable period during which the transfer of such Transferred Asset occurs (the “Current Property Taxes”) shall be prorated between the Transferring Party and the Transferee Party with respect to such Transferred Asset based on the number of days during such taxable period that such Transferred Asset was owned by the Transferring Party and the Transferee Party, respectively. The Transferring Party shall be responsible for the Current Property Taxes to the extent that they are attributable to such Transferred Asset for periods prior to the Effective Time and the Transferee Party shall be responsible for the Current Property Taxes to the extent that they are attributable to such Transferred Asset for periods on and after the Effective Time.

(i) Itemization. Within ninety (90) days following the Effective Time, or at least thirty (30) days prior to the date that the relevant Current Property Taxes become due and payable, whichever is earlier, the Transferring Party shall furnish the Transferee Party with a written list setting out, for each Transferred Asset that such Transferring Party contributed, assigned, transferred, conveyed or delivered unto such Transferee Party, the Transferring Party’s determination regarding any tax ticket or bill that covers the Transferred Asset, and stating for each such Transferred Asset whether the Current Property Taxes have been paid in full as well as, if not paid in full, the amount of such Current Property Taxes that are, at the time, outstanding. The Transferee Party with respect to such Transferred Asset shall timely pay any outstanding, unpaid Current Property Taxes assessed against such Transferred Asset in full, so as to avoid any delinquency, penalty or forfeiture;

(ii) Cooperation. The Transferring Party shall cooperate in good faith with the Transferee Party, including without limitation by furnishing copies of tax tickets, tax account numbers and other relevant tax information requested by the Transferee Party, in order to ensure that the Transferee Party has the information needed to timely pay the Current Property Taxes that the Transferee Party is required to pay pursuant to this Section 3(c). The Transferring Party and the Transferee Party shall cooperate in good faith with each other (each at its own cost and expense), including without limitation by (1) upon request executing, filing, submitting or delivering to the other Party such approvals or notifications, information or applications as are necessary or reasonably required, and (2) participating in and taking such actions as are necessary or reasonably requested, in each case, in order to obtain from any pertinent Tax Authority such tax tickets, bills or accounts as are needed for purposes of having any Transferred Asset assessed in the name of the Transferee Party for the next taxable period beginning after such Effective Time or in order to have the Transferred Asset entered for assessment.

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(iii) Reimbursement. Indemnity payments required for the payment of Current Property Taxes shall be invoiced and paid in accordance with Section 5.03. The Transferring Party shall reimburse the Transferee Party for (1) the Transferring Party’s pro rata share of any Current Property Taxes that the Transferee Party is obligated to timely pay pursuant to this Section 3(c), and (2) all amounts paid to any Tax Authority by the Transferee Party, in each case, that are shown on such invoice. The Transferee Party shall reimburse the Transferring Party for (1) the Transferee Party’s pro rata share of any Current Property Taxes that the Transferring Party is obligated to timely pay pursuant to this Section 3(c), and (2) the Transferee Party’s share as determined pursuant to this Section 3(c) of any Current Property Taxes that were paid by Transferring Party prior to the Effective Time but are attributable to periods on and after that date, in each case, that are shown on such invoice.

ARTICLE IV

Preparation and Filing of Tax Returns

SECTION 4.01 General.

Except as otherwise provided in this Article IV, Tax Returns shall be prepared and filed when due (taking into account extensions) by the Person obligated to file such Tax Returns under the Code or applicable Tax Law. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VIII with respect to the preparation and filing of Tax Returns, including by providing information required to be provided pursuant to Article VIII.

SECTION 4.02 Parent’s Responsibility.

Parent has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a) Parent Federal Corporation Income Tax Returns for any Tax Periods ending on, before or after the Effective Time;

(b) Parent State Combined Income Tax Returns, Parent Foreign Income Tax Returns and any other Joint Returns which Parent reasonably determines are required to be filed (or which Parent chooses to be filed) by the Parties or any of their Affiliates for Tax Periods ending on, before or after the Effective Time; provided, however, that Parent shall provide advance written notice of such determination to file such Parent State Combined Income Tax Returns, Parent Foreign Income Tax Returns or other Joint Returns to SpinCo if the Tax Returns in such jurisdiction for such type of Tax for the immediately preceding taxable year were not filed on a consolidated, combined, unitary or other joint basis; and

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(c) Parent Separate Returns and SpinCo Separate Returns which Parent reasonably determines are required to be filed by the Parties or any of their Affiliates for Tax Periods ending on, before or after the Effective Time (limited, in the case of SpinCo Separate Returns, to such Returns for which the Due Date is on or before the Effective Time).

SECTION 4.03 SpinCo’s Responsibility.

SpinCo shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the SpinCo Group other than those Tax Returns which Parent is required or entitled to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by SpinCo under this Section 4.03 shall include (a) any SpinCo Federal Corporation Income Tax Return for Tax Periods ending after the Effective Time and (b) SpinCo Separate Returns for which the Due Date is after the Effective Time.

SECTION 4.04 Tax Accounting Practices.

(a) General Rule. Except as otherwise provided in Section 4.02(b), with respect to any Tax Return that SpinCo has the obligation and right to prepare and file, or cause to be prepared and filed, for any Pre-Deconsolidation Period or Straddle Period (or any Tax Period beginning after the Effective Time to the extent items reported on such Tax Return could reasonably be expected to affect items reported on any Tax Return that Parent has the obligation or right to prepare and file for any Pre-Deconsolidation Period or any Straddle Period), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question except to the extent otherwise required by applicable law. Except as otherwise provided in Section 4.02(b), Parent shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with reasonable Tax accounting practices selected by Parent.

(b) Reporting of Transactions. Except to the extent otherwise required by a change in applicable law or as a result of a Final Determination, (A) neither Parent nor SpinCo shall, and shall not permit or cause any member of its respective Group to, take any position that is inconsistent with either (x) the treatment of the Contribution and Distribution, taken together, as having Tax-Free Status (or analogous status under state or local law) or (y) the tax treatment of any of the Separation Transactions as having the treatment described in the Tax Opinion and, (B) SpinCo shall not, and shall not permit or cause any member of the SpinCo Group to, take any position with respect to an item of income, deduction, gain, loss, or credit on a Tax Return, or otherwise treat such item in a manner which is inconsistent with the manner such item is reported on a Tax Return required to be prepared or filed by Parent pursuant to Section 4.02 hereof (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return).

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SECTION 4.05 Combined Tax Returns.

SpinCo will elect and join, and will cause its respective Affiliates to elect and join, in filing any Parent State Combined Income Tax Returns, Parent Foreign Income Tax Returns and any other Joint Returns that Parent reasonably determines are required to be filed (or that Parent chooses to file) by the Parties or any of their Affiliates for Tax Periods ending on or before the Effective Time. With respect to any SpinCo Separate Returns relating to any Tax Period (or portion thereof) ending on or prior to the Distribution Date, SpinCo will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar Joint Returns, to the extent each entity is eligible to join in such Tax Returns, if Parent reasonably determines that the filing of such Tax Returns is consistent with past reporting practices, or, in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.

SECTION 4.06 Right to Review Tax Returns.

(a) General. The Responsible Party with respect to any material Tax Return shall make such Tax Return (or the relevant portions thereof), related workpapers and other supporting documents available for review by the other Party, to the extent (i) such Tax Return relates to Taxes for which such other Party is or would reasonably be expected to be liable, (ii) such other Party is or would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the other Party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) reasonably necessary for the other Party to confirm compliance with the terms of this Agreement. The Responsible Party shall use reasonable efforts to make such Tax Return, workpapers and other supporting documents available for review as required under this paragraph promptly once such Tax Return is materially complete, but in any event no later than three (3) weeks in advance of the Due Date for filing of such Tax Return, such that the other Party has a meaningful opportunity to review and comment on such Tax Return, and shall use reasonable efforts to have such Tax Return modified before filing, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return. The Parties shall attempt in good faith to resolve any disagreement arising out of the review of such Tax Return and, failing such resolution, any disagreement shall be resolved in accordance with the disagreement resolution provisions of Article 14 as promptly as practicable.

(b) Execution of Tax Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Party under this Agreement and which is required by law to be signed by the other Party (or by its authorized representative), the Party which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement unless there is at least a greater than 50% likelihood of prevailing on the merits for the Tax treatment of each item reported on the Tax Return.

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ARTICLE V

Tax Payments

SECTION 5.01 Payment of Taxes with Respect to Parent Federal Corporation Income Tax Returns, Parent State Combined Income Tax Returns and Parent Foreign Income Tax Returns.

Parent shall pay (a) to the IRS any Tax due with respect to any Parent Federal Corporation Income Tax Return or any other Federal Income Tax applicable to any member of the Parent Group for any Pre-Deconsolidation Period (including any Federal Income Tax due from the Parent Affiliated Group that is required to be paid as a result of an adjustment to a Parent Federal Corporation Income Tax Return, and (b) to the applicable Tax Authority any Tax due with respect to any Parent State Combined Income Tax Return or Parent Foreign Income Tax Returns (including any State Income Tax due that is required to be paid as a result of an adjustment to a Parent State Combined Income Tax Return or Foreign Income Tax due that is required to be paid as a result of an adjustment to a Parent Foreign Income Tax Returns).

SECTION 5.02 Payment of Taxes with Respect to Joint Returns (Other Than a Parent Federal Corporation Income Tax Return, Parent State Combined Income Tax Return or Parent Foreign Income Tax Return) and Certain Returns of Other Taxes.

In the case of (I) any Joint Return (other than a Parent Federal Corporation Income Tax Return, Parent State Combined Income Tax Return, or Parent Foreign Income Tax Return) and (II) any Tax Return of Other Taxes reflecting Taxes for which both Parent and SpinCo are responsible under Article II (other than Tax Returns described in the proviso of Section 2.03(c), which shall be governed by Section 3(c)), Parent shall pay any Taxes required to be paid to the applicable Tax Authority, whether such Taxes are the result of a Tax Return or as a result of an adjustment pursuant to a Final Determination. Each separate member of the Parent Group or the SpinCo Group, as applicable, shall pay any Other Federal/State Separate Entity Tax due with respect to any Pre-Deconsolidation Period or Post-Deconsolidation whether such Taxes are the result of a Tax Return or as a result of an adjustment pursuant to a Final Determination or otherwise imposed on such member.

SECTION 5.03 Indemnification Payments.

(a) If any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within 90 days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.03.

(b) All indemnification payments under this Agreement shall be made by Parent directly to SpinCo and by SpinCo directly to Parent; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa.

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ARTICLE VI

Tax Benefits

SECTION 6.01 Tax Benefits.

Except as set forth below, Parent shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes, Other Taxes and Other Federal/State Separate Entity Taxes for which Parent is liable hereunder, SpinCo shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes, Other Taxes and Other Federal/State Separate Entity Taxes for which SpinCo is liable hereunder and a Party receiving a Refund to which another Party is entitled hereunder in whole or in part shall pay over such Refund (or portion thereof) to such other Party within 90 days after such Refund is received (together with interest computed at the Prime Rate based on the number of days from the date the Refund was received to the date the Refund was paid over).

SECTION 6.02 Parent and SpinCo Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

The allocation of Tax deductions and obligations related to Tax reporting and withholding, in each case, with respect to options to purchase Parent or SpinCo stock or settlement of restricted stock awards, restricted stock units or performance stock unit awards, in each case, following the Distribution, with respect to Parent stock or SpinCo stock shall be allowed as a deduction by the issuing entity.

ARTICLE VII

Tax-Free Status

SECTION 7.01 Representations.

(a) Each of Parent and SpinCo hereby represents and warrants that (A) it has reviewed the Representation Letters, and the Tax Opinion, and (B) subject to any qualifications therein, all information, representations and covenants contained in such Representation Letters that relate to such Party or any member of its Group are true, correct and complete.

(b) Each of Parent and SpinCo hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any member of its Group to take or fail to take any action), in each case, from and after the Distribution Date that could reasonably be expected to cause any representation or factual statement made in this Agreement, the Separation and Distribution Agreement, the Representation Letters or any of the other Ancillary Agreements to be untrue.

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(c) SpinCo hereby represents and warrants that, during the two-year period ending on the Distribution Date, there was no “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are used or defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the SpinCo Capital Stock (or any predecessor); provided, however, that no representation is made regarding any such “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are used or defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of Parent.

SECTION 7.02 Restrictions on SpinCo.

(a) SpinCo agrees that it will not take or fail to take, or cause or permit any member of the SpinCo Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation in this Agreement, the Separation and Distribution Agreement, any of the other Ancillary Agreements, any Representation Letter, or the Tax Opinion. SpinCo agrees that it will not take or fail to take, or permit any member of the SpinCo Group to take or fail to take, any action which prevents or could reasonably be expected to prevent (i) Tax-Free Status or (ii) any Separation Transaction from having the tax treatment described in the Tax Opinion.

(b) SpinCo agrees that, from the date hereof until the first day after the Restriction Period, it will (i) maintain its status as a company engaged in the SpinCo Active Trade or Business for purposes of Section 355(b)(2) of the Code and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the SpinCo Active Trade or Business for purposes of Section 355(b)(2) of the Code.

(c) SpinCo agrees that, from the date hereof until the first day after the Restriction Period, it will not (i) enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions (A) sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to SpinCo pursuant to the Contribution, (B) sell or transfer, or cause or permit to be sold or transferred, 30% or more of the gross assets of the SpinCo Active Trade or Business, or (C) sell or transfer 30% or more of the consolidated gross assets of SpinCo and its Affiliates (in each case, such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through a SpinCo Affiliate) any SpinCo stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo Capital Stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock), or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in the Representation Letters, or the Tax Opinion) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would be reasonably likely to have the effect of causing or permitting one or more persons to acquire, directly or indirectly, stock representing a Fifty-Percent or Greater Interest in SpinCo or otherwise jeopardize the Tax-Free Status of the Contribution or the Distribution unless, in each case, prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) SpinCo shall have requested that Parent obtain a private letter ruling from the IRS and/or any other applicable Tax Authority (a “Post-Distribution Ruling”) in accordance with Section 7.04(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and Parent shall have received such a Post-Distribution Ruling in form and substance satisfactory to Parent in its sole and absolute discretion (and in determining whether a Post-Distribution Ruling is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Post-Distribution Ruling), or (B) SpinCo shall provide Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and Parent may determine that no opinion would be acceptable to Parent) or (C) Parent shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion.

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(d) Certain Issuances of SpinCo Capital Stock. If SpinCo proposes to enter into any Section 7.02(c) Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Section 7.02(c) Acquisition Transaction, proposes to permit any Section 7.02(c) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the Restriction Period, SpinCo shall provide Parent, no later than ten days following the signing of any written agreement with respect to the Section 7.02(c) Acquisition Transaction, with a written description of such transaction (including the type and amount of SpinCo Capital Stock to be issued in such transaction) and a certificate of the Chief Financial Officer of SpinCo to the effect that the Section 7.02(c) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(c) apply (a “CFO Certificate”).

SECTION 7.03 Restrictions on Parent.

Parent agrees that it will not take or fail to take, or cause or permit any member of the Parent Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation in this Agreement, the Separation and Distribution Agreement, any of the other Ancillary Agreements, any Representation Letters, or the Tax Opinion. Parent agrees that it will not take or fail to take, or cause or permit any member of the Parent Group to take or fail to take, any action which prevents or could reasonably be expected to prevent (i) Tax-Free Status or (ii) any Separation Transaction from having the tax treatment described in the Tax Opinion.

SECTION 7.04 Procedures Regarding Opinions and Post-Distribution Rulings.

(a) If SpinCo notifies Parent that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(c) (a “Notified Action”), Parent and SpinCo shall reasonably cooperate to attempt to obtain the Post-Distribution Ruling or Unqualified Tax Opinion referred to in Section 7.02(c), unless Parent shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion.

(b) Post-Distribution Rulings or Unqualified Tax Opinions at SpinCo’s Request. At the reasonable request of SpinCo pursuant to Section 7.02(c), Parent shall cooperate with SpinCo and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Post-Distribution Ruling from the IRS (and/or any other applicable Tax Authority, or if applicable, a supplemental private letter ruling) or cooperate with SpinCo to enable SpinCo to obtain an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action. Further, in no event shall Parent be required to file any request for a Post-Distribution Ruling under this Section 7.04(b) unless SpinCo represents that (A) it has reviewed the request for such Post-Distribution Ruling, and (B) all information and representations, if any, relating to any member of the SpinCo Group, contained in the related Post-Distribution Ruling documents are (subject to any qualifications therein) true, correct and complete. SpinCo shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by SpinCo within ten business days after receiving an invoice from Parent therefor.

(c) Post-Distribution Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to obtain a Post-Distribution Ruling from the IRS and/or any other applicable Tax Authority or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Parent determines to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, SpinCo shall (and shall cause each Affiliate of SpinCo to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS, or other applicable Tax Authority, or Tax Advisor; provided that SpinCo shall not be required to make (or cause any Affiliate of SpinCo to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Parent shall reimburse SpinCo for all reasonable costs and expenses incurred by the SpinCo Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by Parent within ten business days after receiving an invoice from SpinCo therefor.

(d) SpinCo hereby agrees that Parent shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling pursuant to Section 7.04(b) or (c), and that only Parent shall apply for such a Post-Distribution Ruling. In connection with obtaining a Post-Distribution Ruling pursuant to Section 7.04(b), (A) Parent shall keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any related Post-Distribution Ruling documents provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo’s comments on such draft copy, and (3) provide SpinCo with a final copy; and (C) Parent shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with the IRS or other applicable Tax Authority (subject to the approval of the IRS or other applicable Tax Authority) that relate to such Post-Distribution Ruling. Neither SpinCo nor any SpinCo Affiliate directly or indirectly controlled by SpinCo shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Contribution or the Distribution (including the impact of any transaction on the Contribution or Distribution, as applicable).

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SECTION 7.05 Liability for Tax-Related Losses.

(a) Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), SpinCo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution or the Distribution) of all or a portion of SpinCo’s Capital Stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are used or defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of SpinCo representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by SpinCo after the Distribution (including, without limitation, any amendment to SpinCo’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of SpinCo stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock), (D) any act or failure to act by SpinCo or any SpinCo Affiliate described in Section 7.02 (regardless whether such act or failure to act is covered by a Post-Distribution Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 7.02(c) or a CFO Certificate described in Section 7.02(d)) or (E) any breach by SpinCo of its agreements and representations set forth in Section 7.01.

(b) Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), Parent shall be responsible for, and shall indemnify and hold harmless SpinCo and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution or the Distribution) of all or a portion of Parent’s stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any “agreement”, “understanding”, “arrangement”, “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Parent Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of Parent representing a Fifty-Percent or Greater Interest therein, (C) any act or failure to act by Parent or a member of the Parent Group described in Section 7.03 or (D) any breach by Parent of its agreements and representations set forth in Section 7.01(a).

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(c) Miscellaneous.

(i) To the extent that any Tax-Related Loss is subject to indemnity under both Sections 7.05(a) and (b), responsibility for such Tax-Related Loss shall be shared by Parent and SpinCo according to relative fault.

(ii) Notwithstanding anything in Section 7.05(b) or (c)(i) or any other provision of this Agreement or the Separation and Distribution Agreement to the contrary:

(1) with respect to (I) any Tax-Related Loss resulting from the application of Section 355(e) or Section 355(f) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Parent) and (II) any other Tax-Related Loss resulting, in whole or in part, from an acquisition after the Distribution of any stock or assets of SpinCo (or any SpinCo Affiliate) by any means whatsoever by any Person or any action or failure to act by SpinCo affecting the voting rights of SpinCo (or the application of Section 355(h) by reason of any action or fact relating to SpinCo), SpinCo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss;

(2) for purposes of calculating the amount and timing of any Tax-Related Loss for which SpinCo is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that Parent, the Parent Affiliated Group and each member of the Parent Group (I) pay Tax at the highest marginal Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year; and

(3) for purposes of calculating the amount and timing of any Tax-Related Loss for which Parent is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that SpinCo, the SpinCo Group and each member of the SpinCo Group (I) pay Tax at the highest marginal Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

(d) SpinCo shall pay Parent the amount of any Tax-Related Losses for which SpinCo is responsible under this Section 7.05: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than two business days prior to the date Parent files, or causes to be filed, the applicable Tax Return for the year of the Contribution or Distribution, as applicable (the “Filing Date”) (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then SpinCo shall pay Parent no later than two business days prior to the Due Date for making payment with respect to such Final Determination) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than two business days after the date Parent pays such Tax-Related Losses. Parent shall pay SpinCo the amount of any Tax-Related Losses (described in clause (ii) or (iii) of the definition of Tax-Related Loss) for which Parent is responsible under this Section 7.05 no later than two business days after the date SpinCo pays such Tax-Related Losses. Each Party shall have the right to review the calculation of any Tax-Related Losses prepared by the other Party, including any related workpapers and other supporting documentation.

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ARTICLE VIII

Assistance and Cooperation

SECTION 8.01 Assistance and Cooperation.

(a) Each of the Parties shall provide (and cause its Affiliates to provide) the other and its agents, including accounting firms and legal counsel, with such cooperation or information as such other Party reasonably requests in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Party and its Affiliates as provided in Article IX. Each of the Parties shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b) Any information or documents provided under this Article VIII or Article IX shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Parent nor any Parent Affiliate shall be required to provide SpinCo or any SpinCo Affiliate or any other Person access to or copies of any information (including the proceedings of any Tax Contest) other than information that relates solely to SpinCo, the business or assets of SpinCo, or any SpinCo Affiliate and (ii) in no event shall either of the Parties or any of its respective Affiliates be required to provide the other Party or any of its respective Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that either Party determines that the provision of any information to the other Party or its Affiliates could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Article VIII or Article IX in a manner that avoids any such harm or consequence.

SECTION 8.02 Income Tax Return Information.

SpinCo and Parent acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Parent or SpinCo pursuant to Section 8.01 or this Section 8.02. SpinCo and Parent acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Parent or SpinCo could cause irreparable harm. Each Party shall provide to the other Party information and documents relating to its Group required by the other Party to prepare Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and in sufficient time for the Responsible Party to file such Tax Returns on a timely basis.

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SECTION 8.03 Reliance by Parent.

If any member of the SpinCo Group supplies information to a member of the Parent Group in connection with a Tax liability and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of SpinCo (or any officer of SpinCo as designated by the chief financial officer of SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. SpinCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the SpinCo Group having supplied, pursuant to this Article VIII, a member of the Parent Group with inaccurate or incomplete information in connection with a Tax liability.

SECTION 8.04 Reliance by SpinCo.

If any member of the Parent Group supplies information to a member of the SpinCo Group in connection with a Tax liability and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the chief financial officer of Parent (or any officer of Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the SpinCo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Article VIII, a member of the SpinCo Group with inaccurate or incomplete information in connection with a Tax liability.

ARTICLE IX

Tax Records

SECTION 9.01 Retention of Tax Records.

Each Party shall preserve and keep all Tax Records (including emails and other digitally stored materials) exclusively relating to the assets and activities of its Group for Pre-Deconsolidation Periods, and Parent shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Deconsolidation Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Effective Time (such later date, the “Retention Date”). After the Retention Date, each Party may dispose of such Tax Records upon 90 days’ prior written notice to the other Party. If, prior to the Retention Date, a Party reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article IX are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon 90 days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail the files, books, or other records being disposed. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records, and the other Party will then dispose of the same Tax Records. If, at any time prior to the Retention Date, a Party determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Party may decommission or discontinue such program or system upon 90 days’ prior notice to the other Party, and the other Party shall have the opportunity, at its cost and expense, to copy, within such 90-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

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SECTION 9.02 Access to Tax Records.

The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case, to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement. To the extent any Tax Records are required to be or are otherwise transferred by the Parties or their respective Affiliates to any Person other than an Affiliate, the Party or its respective Affiliates shall transfer such records to the other Party at such time.

SECTION 9.03 Preservation of Privilege.

The parties hereto agree to (and to cause the applicable members of their respective Groups to) cooperate and use commercially reasonable efforts to maintain Privilege with respect to any documentation relating to Taxes existing prior to the Distribution Date or Tax-Related Losses to which Privilege may reasonably be asserted (any such documentation, “Privileged Documentation”), including by executing joint defense and/or common interest agreements where necessary or useful for this purpose. No member of the SpinCo Group shall provide access to or copies of, or otherwise disclose to any Person, any Privileged Documentation without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. No member of the Parent Group shall provide access to or copies of or otherwise disclose to any Person any Privileged Documentation without the prior written consent of SpinCo, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding any of the foregoing, in the event that (x) any Governmental Authority requests, outside of normal working hours, that either Party (or any of its Affiliates) provide to such Governmental Authority access to or copies of or otherwise disclose any Privileged Documentation, (y) immediate compliance with such request is required under applicable Law, and (z) such Party attempts in good faith to obtain the prior written consent of the other Party but is not able to do so, then such Party shall be permitted to comply with such request by such Governmental Authority without obtaining the prior written consent of the other Party and shall as promptly as practicable inform the other Party of such request and the access and/or disclosure provided pursuant thereto.

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ARTICLE X

Tax Contests

SECTION 10.01 Notice.

Each of the Parties shall provide prompt notice, within five business days, by Federal Express or the equivalent with tracking receipt, to the other Party of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it may be entitled to indemnification by the other Party hereunder. Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. The failure of one Party to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve such other Party of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure timely to provide such notification actually prejudices the ability of such other Party to contest such Tax liability or increases the amount of such Tax liability.

SECTION 10.02 Control of Tax Contests.

(a) Separate Company Tax Returns.

(i) Pre-Effective Time and Straddle Period Separate Returns. In the case of any Tax Contest with respect to any Parent Federal Corporation Income Tax Return, any Parent State Combined Income Tax Return, any Parent Foreign Income Tax Return, any Joint Return with respect to Other Taxes, any Separate Return (including any Separate Return with respect to Other Taxes) for any Tax Period ending on or prior to the Distribution Date, or any Straddle Period, Parent (in the case of any such Separate Return filed with respect to any Person that, following the Distribution, is a member of the Parent Group) shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(b) below. In the case of any Tax Contest with respect to any Separate Return involving any Other Federal/State Separate Entity Taxes for any Tax Period ending on or prior to the Distribution Date, or any Straddle Period, the Party that paid such Other Federal/State Separate Entity Taxes shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(b) below. Notwithstanding the foregoing, however, in the case of any Tax Contest with respect to any Separate Return involving any Tax described in the proviso in Section 2.03(c), if as a result of such Tax Contest, the Party who is not responsible for filing such Separate Return pursuant to Section 4.02(c) or Section 4.03, as applicable, could reasonably be expected to become liable for an amount of Tax pursuant to Section 2.03(c) or Section 3(c), then the Party expected to bear the greater Tax liability as a result of the Tax Contest shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

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(ii) Post-Effective Time Separate Returns. In the case of any Tax Contest with respect to any Separate Return for any Tax Period beginning after the Distribution Date, the Responsible Party shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(b) below.

(b) Distribution-Related Tax Contests.

(i) In the event of any Distribution-Related Tax Contest as a result of which SpinCo could reasonably be expected to become liable for any Tax or Tax-Related Losses and which Parent has the right to administer and control pursuant to Section 10.02(a) above, (A) Parent shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Tax Contest, (B) Parent shall offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) Parent shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (D) Parent shall provide SpinCo copies of any written materials relating to such Tax Contest received from the relevant Tax Authority. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Distribution-Related Tax Contest shall be made in the sole discretion of Parent and shall be final and not subject to the dispute resolution provisions of Article VII of the Separation and Distribution Agreement or Article XIV hereof.

(ii) In the event of any Distribution-Related Tax Contest with respect to any SpinCo Separate Return, (A) SpinCo shall consult with Parent reasonably in advance of taking any significant action in connection with such Tax Contest, (B) SpinCo shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) SpinCo shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (D) Parent shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (E) SpinCo shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld.

(c) Power of Attorney.

(i) Each member of the SpinCo Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest (as to which Parent is the Controlling Party) described in this Article X.

(ii) Each member of the Parent Group shall execute and deliver to SpinCo (or such member of the SpinCo Group as SpinCo shall designate) any power of attorney or other similar document reasonably requested by SpinCo (or such designee) in connection with any Tax Contest (as to which SpinCo is the Controlling Party) described in this Article X.

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ARTICLE XI

Effective Date; Termination of Prior Intercompany

Tax Allocation Agreements

This Agreement shall be effective as of the Effective Time. As of the Effective Time, (i) all prior intercompany Tax allocation agreements or arrangements solely between or among one or more members of the Parent Group, on the one hand, and one or more members of the SpinCo Group, on the other hand, shall be terminated, and (ii) amounts due under such agreements as of the date on which the Effective Time occurs shall be settled as of the Effective Time. Upon such termination and settlement, no further payments by or to any member of the Parent Group or by or to any member of the SpinCo Group, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Parties and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement; provided that to the extent appropriate, as determined by Parent, payments made pursuant to such agreements shall be credited to SpinCo or Parent, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement.

ARTICLE XII

Survival of Obligations

The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE XIII

Treatment of Payments; Tax Gross Up

SECTION 13.01 Treatment of Tax Indemnity and Tax Benefit Payments.

In the absence of any change in Tax treatment under the Code or other applicable Tax Law, for all Income Tax purposes, the Parties agree to treat, and to cause their respective Affiliates to treat, (i) any indemnity payment required by this Agreement or by the Separation and Distribution Agreement as either a contribution by Parent to SpinCo or a distribution by SpinCo to Parent, as the case may be, occurring immediately prior to the Distribution; and (ii) any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment.

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SECTION 13.02 Tax Gross Up.

If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Party as a result of its receipt of a payment pursuant to this Agreement or the Separation and Distribution Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Party receiving such payment would otherwise be entitled to receive.

SECTION 13.03 Interest.

Notwithstanding anything herein to the contrary, to the extent one Party (“Indemnitor”) makes a payment of interest to another Party (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

ARTICLE XIV

Disagreements

SECTION 14.01 Disputes.

In the event of any dispute between any member of the Parent Group and any member of the SpinCo Group as to any matter covered by this Agreement, the Parties shall agree as to whether such dispute shall be governed by the procedures set forth in Section 14.02 of this Agreement, or the Separation and Distribution Agreement. If the Parties cannot agree within thirty (30) days from the time such dispute arises as to which procedure will govern such dispute, such disagreement shall be resolved pursuant to Section 14.02 below.

SECTION 14.02 Dispute Resolution.

With respect to any dispute governed by this Section 14.02, the Parties shall appoint a nationally recognized “Big Four” independent public accounting firm (other than the current auditing firm of Parent or SpinCo) (the “Accounting Firm”) to resolve such dispute. The Parties shall cooperate in good faith in jointly selecting the Accounting Firm. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Parent and SpinCo and their respective Representatives, and not by independent review, shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than fifteen (15) days after the submission of such dispute to the Accounting Firm, but in no event later than the relevant Payment Date, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. To the extent not inconsistent with this Agreement, the Accounting Firm shall resolve all disputes in a manner consistent with the Past Practices of Parent and the members of the Parent Group, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party. Notwithstanding the foregoing provisions of this Article XIV, a Party may seek preliminary provisional or injunctive judicial relief with respect to any dispute under this Agreement without first complying with the procedures set forth in this Article XIV if such action is reasonably necessary to avoid irreparable damage.

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ARTICLE XV

Late Payments

Any amount owed by one Party to another Party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Article XV duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Article XV or the interest rate provided under such other provision.

ARTICLE XVI

Expenses

Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

ARTICLE XVII

General Provisions

SECTION 17.01 Addresses and Notices.

All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service or by registered or certified mail postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17.01):

If to HCMC, to:

Healthier Choices Management Corp.
3800 North 28th Way
Hollywood, FL 33020
Attn: John Ollet
Email: jollet@hcmc1.com

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If to SpinCo, to:

Healthy Choice Wellness Corp.
3800 North 28th Way
Hollywood, FL 33020
Attn: John Ollet
Email: jollet@hcmc1.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 17.02 Assignability.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided, that neither Party nor any such Party thereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

SECTION 17.03 Waiver.

Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 17.04 Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

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SECTION 17.05 Authority.

Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows: (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

SECTION 17.06 Further Action.

The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Article X.

SECTION 17.07 Integration.

The Separation and Distribution Agreement, this Agreement, the other Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the event of any inconsistency between this Agreement, the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

SECTION 17.08 Construction.

The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

SECTION 17.09 No Double Recovery.

No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

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SECTION 17.10 Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Each Party acknowledges that it and each other Party may be executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

SECTION 17.11 Governing Law.

This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

SECTION 17.12 Jurisdiction.

If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

SECTION 17.13 Amendment.

No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

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SECTION 17.14 SpinCo Subsidiaries.

If, at any time, SpinCo acquires or creates one or more subsidiaries that are includable in the SpinCo Group, they shall be subject to this Agreement and all references to the SpinCo Group herein shall thereafter include a reference to such subsidiaries.

SECTION 17.15 Successors.

This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of Parent, or SpinCo succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original Party to this Agreement.

SECTION 17.16 Limitations of Liability.

Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, consequential, special, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other (including lost profits or lost revenues) arising in connection with the transactions contemplated hereby (other than any such Liability to the extent awarded to a Third Party with respect to a Third-Party Claim, as those terms are defined in the Separation and Distribution Agreement).

SECTION 17.17 Injunctions.

The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be executed by their duly authorized representatives as of the date first written above.

HEALTHIER CHOICES MANAGEMENT CORP.

By	/S/ Christopher Santi
Name:	Chistopher Santi
Title:	President

HEALTHY CHOICE WELLNESS CORP.

By	/S/ Jeffrey E. Holman
Name:	Jeffrey E. Holman
Title:	Chief Executive Officer